As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-124621

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-3

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BROOKE CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-2679740
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

Phone: (913) 661-0123

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anita F. Larson

Chairman

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

Phone: (913) 661-0123

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leland E. Hutchinson, Esq.

Terrence R. Brady, Esq.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Phone: (312) 558-5600

Fax: (312) 558-5700

Approximate date of commencement of proposed sale to the public: From time to time after this post-effective amendment to the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offering and sale of shares of common stock issuable upon exercise of warrants that were issued in connection with the registrant’s initial public offering (together with certain other securities of the registrant) initially registered by Oakmont Acquisition Corp., the former name of the registrant, on the Registration Statement on Form S-1 (File No. 333-124621) declared effective by the Securities and Exchange Commission on or about July 12, 2005. This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated November 9, 2007

Brooke Credit Corporation

17,150,332 Shares of Common Stock

This prospectus relates to 17,150,332 shares of our common stock, par value $0.01 per share, which are issuable upon the exercise of warrants originally issued in a public offering pursuant to a prospectus dated July 12, 2005. In order to obtain these shares, the holders of the warrants must pay an exercise price of $5.00 per share. We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying common stock.

In connection with our initial public offering, we sold to Morgan Joseph & Co., Inc. who acted as the representative of the underwriters in such offering, an option to purchase up to 720,000 units at a purchase price of $7.50 per unit. The units issued upon exercise of the option are identical to the units that were offered in such offering except that the warrants included in the option have an exercise price of $5.70 per share. The registration statement of which this prospectus forms a part also covers the units underlying the option, the shares of common stock and the warrants included as part of such units and the shares of common stock underlying the warrants included as part of such units.

Our common shares are listed on the Over-the-Counter Bulletin Board under the symbol “BRCR.OB”. As of November 8, 2007, the closing sale price of our common stock was $5.13. You are urged to obtain current market quotations for our securities.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus and under similar headings in each prospectus supplement and the other documents incorporated in this prospectus by reference.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus _________, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	17
PLAN OF DISTRIBUTION	17
DESCRIPTION OF THE WARRANTS	17
EXPERTS	18
LEGAL MATTERS	18
WHERE YOU CAN FIND ADDITIONAL INFORMATION	19
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplement. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or such supplements. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where those offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and the information in any prospectus is accurate only as of the date of such supplement, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in the prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 4, and the information incorporated by reference in this prospectus before making an investment decision.

BROOKE CREDIT CORPORATION

We were organized as Oakmont Acquisition Corp., a Delaware blank check company, in 2005 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business headquartered in North America. On July 18, 2005, we closed our initial public offering of 8,000,000 units with each unit consisting of one share of our common stock and two warrants, each to purchase one share of our common stock at an exercise price of $5.00 per share. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $48,000,000. On July 26, 2005, we sold an additional 575,166 units pursuant to the underwriters’ over-allotment option raising additional gross proceeds of $3,450,996, and bringing the total gross proceeds to $51,450,996.

On April 30, 2007, we, Brooke Credit Corporation, a Kansas corporation (“Former Brooke Credit”) and Brooke Corporation, a Kansas corporation and sole shareholder of Former Brooke Credit (“Brooke Corp.”), entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”). The Amended Merger Agreement contemplated a proposed merger of Former Brooke Credit with and into us, with us surviving and changing our name to “Brooke Credit Corporation.” As a result of the merger, Brooke Corp. would become our majority shareholder.

On July 18, 2007, the merger was completed in accordance with the terms of the Amended Merger Agreement. Pursuant to those terms, Former Brooke Credit was merged with and into us, and immediately thereafter we changed our name to “Brooke Credit Corporation”.

As a result of the merger, we are a specialty finance company based in Overland Park, Kansas that lends primarily to locally-owned businesses that sell insurance. Our core target market consists of retail insurance agencies, and managing general agencies, where the sale of insurance is their primary business. In addition, we loan money to funeral home owners, where insurance is often an important, although not primary, part of their business.

Our lending programs were started to serve as a finance company for the capital needs (primarily for business acquisitions) of the franchisees of Brooke Franchise Corporation (“Brooke Franchise”), an affiliate of ours and one of the largest franchisors of property and casualty independent insurance agencies in the United States. We have leveraged our expertise of loaning money to Brooke Franchise franchisees to lend money to other insurance-related businesses that are not franchisees of Brooke Franchise, including non-franchise retail insurance agencies, managing general agencies and funeral homes.

We are focused on lending to small “main street businesses” across America, primarily in insurance-related industries which have historically been underserved by traditional lenders. We lend to four types of borrowers:

•	Retail insurance agents and agencies that are franchisees of Brooke Franchise, an affiliate.

•	Retail insurance agents and agencies that are not franchisees of Brooke Franchise.

•

Managing General Agencies (“MGAs”) in which the sale of insurance is their primary business. MGAs are insurance businesses that typically whole sell insurance products to retail agents and agencies, frequently on behalf of an affiliated insurance company.

•	Independent funeral home owners in which the sale of insurance is not their primary business but an often important part of their business (the sale of pre-need life insurance).

A large percentage of our borrowers are retail insurance agents and agencies that are franchisees of Brooke Franchise.

A more detailed summary of our business and operations is included in our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on July 10, 2007 and distributed to our equity holders, and in our subsequent filings made with the SEC, which are incorporated herein by reference.

Our principal executive offices are located at 10950 Grandview Drive, Suite 600, Overland Park, Kansas 66210, and our telephone number at this address is (913) 661-0123. Our website is www.brookecredit.com. Information contained on our website is not a part of this prospectus.

THE OFFERING

Securities Offered (*)	17,150,332 shares of common stock, underlying warrants with an exercise price of $5.00 per share.

Common stock (*)

Number outstanding before this offering	25,722,898 shares

Number outstanding after this offering	42,873,230 shares, assuming the exercise of all of the warrants

Use of proceeds (*)	Assuming the exercise of all warrants, we will receive gross proceeds of $85,751,660. We intend to use the proceeds from the exercise of warrants for working capital, operating expenses and other general corporate purposes.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Over-the-Counter Bulletin Board symbol	BRCR.OB.

* Does not give effect to the option held by Morgan Joseph & Co., Inc., who acted as representative of the underwriters in connection with our initial public offering. The option is exercisable for up to 720,000 units at a purchase price of $7.50 per unit. The units issued upon exercise of the option are identical to the units that were offered in such offering except that the warrants included in the option have an exercise price of $5.70 per share.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in or incorporated by reference into this prospectus, including our financial statements and related notes, in evaluating an investment in our common stock. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. The trading price of our common stock also could decline as a result of one or more of these risks occurring, and you may lose all or part of your investment.

Risks Related to Our Business

Our borrowers’ financial performance (which may be affected by, among other conditions, a softening insurance market and rising interest rates) may adversely affect their ability to repay amounts due to us which could result in increased credit losses. Increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

We have credit exposure with respect to loans. We lend money to insurance agencies and funeral home owners to acquire businesses and, in addition, we may assist these borrowers by loaning working capital. If our borrowers are not successful, they may be unable to repay their loans and other obligations, which would have a detrimental effect on us.

We may not be able to accurately predict credit losses and, as a result, the amount we have budgeted for credit losses may not be sufficient to cover future losses, in which case our financial condition and results of operations will be adversely affected. For example, in a securitization, participation or warehouse sale transaction, we may recognize a gain on sale resulting from related retained interest and/or servicing rights when we sell the assets. The value assigned to the retained interest and/or servicing asset depends upon certain assumptions we make about future performance of the sold loans, including the level of credit losses. If actual credit losses differ from the original assumptions, the value of the retained interest and/or servicing asset may decrease materially. In addition, our borrower’s adverse financial performance may result in a downgrade or withdrawal of ratings given to securities previously issued in our securitizations, or keep us from getting favorable ratings on future securitized pools of our loans.

The value of the collateral securing our loans to borrowers may be adversely affected by our borrowers’ actions, which could inhibit our ability to recover the full amount of our loan in the event of a borrower’s default and subsequent collateral liquidation.

We make loans to insurance agencies, funeral home owners and other borrowers primarily for the purpose of allowing them to acquire businesses. These loans are secured by assets relating to a borrower’s business. These assets in most cases are intangible, and the value of these assets may rapidly deteriorate if our borrowers do not adequately serve their customers or if the products and services they offer are not competitively priced. Reduction in the value of such assets could result in these loans being inadequately secured, which could result in a credit loss for us in the event of a default on these loans. Increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

The ability of our borrowers to repay loans made to them may be adversely affected by an increase in market interest rates which could result in increased credit losses. Increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

The loans we make to our borrowers typically bear interest at a variable or floating interest rate. When market interest rates increase, the amount of revenue borrowers need to service their debt with us also increases. Some borrowers may be unable to make their debt service payments to us. As a result, an increase in market interest rates will increase the risk of default on the loans made by us. In addition, during periods of higher interest rates some of our borrowers experience a flattening or decreasing of property and casualty insurance premiums, and thus commissions. A decrease in the commissions received by our borrowers will reduce the revenues our borrowers have available to service their debt. As a result, an environment marked by the flattening or decreasing of property and casualty insurance premiums will increase the risk of default on the loans made by us. As well, an increase in interest rates could cause certain insurance companies to reduce their premium rates in an effort to sell more insurance and invest the resulting premiums in fixed-income securities to get the benefit of these higher rates. In such event, the amount of commissions our insurance agency borrowers earn could be adversely affected, further increasing the risk of default on loans made by us to these borrowers.

Our financial condition could be adversely affected if we were unable to fund our loans through sales to third parties. As a finance company, we secure money to lend to our borrowers from third parties. If our funding sources are no longer willing to loan us money, we will be unable to make additional loans which will reduce our revenues and net income.

In an effort to broaden our funding sources and to provide an additional source of liquidity, we have sold participation interests in our loans and have accessed, and intend to attempt to continue to access, the asset-backed securitization and warehouse funding markets. As of December 31, 2006, we had loan balances of $483.3 million, of which over 80% was funded through money obtained from unaffiliated third parties.

Under a typical asset-backed securitization, we sell a “pool” of secured loans to a special-purpose entity, generally a limited liability company. The special-purpose entity, in turn, typically issues securities that are collateralized by the pool and the holders of the securities are entitled to participate in certain pool cash flows. Several factors will affect our ability to sell participation interests in our loans, to fund our financing through warehouse facilities and to complete securitizations, including:

•	conditions in the securities markets, generally;

•	conditions in the asset-backed securities markets;

•	the credit quality and performance of our financial instruments and loans;

•	our ability to adequately service our financial instruments and loans;

•	our ability to monitor our borrowers and to implement collateral preservation; and

•	the absence of any downgrading or withdrawal of ratings given to securities previously issued in our securitizations.

We make certain assumptions regarding the profitability of our securitizations, participations, warehouse lines and other funding vehicles which may not prove to be accurate. If our assumptions are wrong, we could experience a decrease in the value of our assets and the net income and cash available to us.

In a securitization, participation or warehouse sale transaction, we may recognize a gain on sale resulting from related retained interest and/or servicing rights when we sell the assets. The value assigned to the retained interest and/or servicing asset depends upon certain assumptions we make about future performance of the sold loans, including the level of credit losses and the rate of prepayments. If actual credit losses or prepayment rates differ from the original assumptions, the value of the retained interest and/or servicing asset may decrease materially. For example, we recorded an impairment loss of $329,000 for the year ended December 31, 2006, which is included in Other Income on our Consolidated Statements of Operations. We also make certain assumptions with respect to the discount rate. The value of the retained interest and/or servicing asset may also decrease materially as a result of changes in market interest rates. For example, as a result of the change in discount rate, we recorded an unrealized loss, net of taxes of $91,000, on the retained interest for the year ended December 31, 2005.

In addition, as noted above, changes in the volume of loans sold due to our inability to access the asset-backed securitization markets, or other funding sources, could materially affect our ability to originate new loans which would have a material adverse effect on our business, financial condition and results of operations. Decreases in the value of the retained interests and/or servicing asset in securitizations or warehouses that we have completed or loan participations we have sold due to market interest rate fluctuations or higher than expected credit losses on prepayments also could have a material adverse effect on our business, financial condition and results of operations.

A significant part of our business strategy involves the success of our affiliate, Brooke Franchise Corporation (“Brooke Franchise”), in adding new franchisees to which we lend and providing collateral preservation services, and Brooke Franchise’s failure to grow or effectively provide services could reduce the number of loans Brooke Franchise refers to us and inhibit Brooke Franchise’s ability to provide upfront collateral preservation inspection services to us. A reduction in the number of loan referrals could reduce the number of loans we originate, which could reduce our profitability and ability to grow our business. Brooke Franchise’s inability to provide upfront collateral preservation inspection services to us could result in a temporary reduction in the level of upfront or pre-funding collateral preservation services or increase our expenses if we were unable to find a suitable replacement at a comparable cost.

We obtain a substantial portion of our business through loans to franchisees of Brooke Franchise, and Brooke Franchise provides collateral preservation services to us with respect to our retail insurance agency (franchise and captive) loan portfolio. The expansion strategy of Brooke Franchise consists principally of adding new franchise locations. The continued growth of Brooke Franchise is dependent upon a number of factors, including the availability of adequate financing and suitable franchise locations on acceptable terms, experienced management employees, the ability to obtain required government permits and licenses and other factors, some of which are beyond their control. In addition, Brooke Franchise competes for acquisition and expansion opportunities with entities that have substantially greater resources than Brooke Franchise does. We cannot assure you that Brooke Franchise will be able to continue to provide effective collateral preservation services or grow its business successfully through adding new franchise locations or by growing the operations of existing franchisees. Brooke Franchise’s failure to grow could materially reduce our loan originations volumes which could reduce our profitability and ability to grow our business. Although backup providers of collateral preservation services have been retained to provide ongoing collateral preservation services to us, replacing Brooke Franchise as the provider of our pre-funding collateral preservation services, may result in additional costs to us and a temporary reduction in the level of upfront or pre-loan funding collateral preservation services.

A significant part of our business strategy involves the success of our affiliate, Brooke Capital Advisors, Inc. (“Brooke Capital Advisors”), in sourcing managing general agency (“MGA”) and funeral home loans for us. A reduction in lending opportunities could reduce the number of loans we originate which could reduce our profitability and ability to grow our business.

We obtain a substantial portion of our business through loans to MGAs and funeral home owners sourced by Brooke Capital Advisors and Brooke Capital Advisors provides, or contracts with third parties to provide, collateral preservation services with respect to these loans. We cannot assure you that Brooke Capital Advisors will be able to identify a sufficient number of loan opportunities to enable us to continue the rate of growth we have seen in our MGA and funeral home loan portfolio. Brooke Capital Advisors’ failure to identify and present lending opportunities to us could materially reduce our loan origination volumes, which could reduce our profitability and ability to grow our business. Although backup providers of collateral preservation services have been retained to provide upfront and ongoing collateral preservation services to us, as we grow, we may need additional collateral preservation providers to conduct upfront, pre-funding inspection services, and ongoing collateral preservation services. If Brooke Capital Advisors fails to provide or contract with third parties necessary to provide collateral preservation services with respect to these loans, we may be required to reduce the number of loans originated to MGA borrowers which could reduce our profitability and ability to grow our business.

Our insurance agency borrowers’ businesses are dependent on the pricing of property and casualty insurance, which is cyclical. In the event the price of this insurance is reduced, our insurance agency borrowers’ revenues available to repay their loans to us will be reduced. The inability of our borrowers to repay loans made to them could result in increased credit losses. Increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

Many of our borrowers are primarily engaged in insurance agency and brokerage activities and derive revenues from commissions paid by insurance companies, which commissions are based in large part on the amount of premiums paid by their customers to such insurance companies. Premium rates are determined by insurers based on a fluctuating market. Historically, property and casualty insurance premiums have been cyclical in nature, characterized by periods of severe price competition and excess underwriting capacity, or soft markets, which generally have an adverse effect upon the amount of commissions earned by our insurance agency borrowers, followed by periods of high premium rates and shortages of underwriting capacity, or hard markets. The current insurance market generally may be characterized as “soft,” with a flattening or decreasing of premiums in most lines of insurance. As insurance carriers continue to outsource the production of premium revenue to independent brokers or agents, such as our insurance agency borrowers, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to these borrowers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our borrowers’ profitability. A reduction in commission rates may significantly undermine our borrowers’ ability to repay loans to us. Because we do not determine the timing and extent of premium pricing changes, we cannot accurately forecast our borrowers’ commission revenues, including whether they will significantly decline. As a result, our budgets for future credit loss reserves, loan repayments and other similar items may have to be adjusted to account for unexpected changes in revenues. Furthermore, increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

We share brand name identity with Brooke Corp., Brooke Franchise, Brooke Capital Advisors and other affiliates. In the event of circumstances involving any of these entities that have a negative effect on the “Brooke” brand, we could likewise suffer if the negative impact harms our reputation or credibility in the market place, which could reduce the number of borrowers willing to obtain credit from us, reduce the number of collateral preservation providers willing to provide services to us, or reduce the number of funding sources willing to fund our loans or fund our loans at a reasonable cost. In either instance, if we were not able to originate an acceptable volume of loans or fund the loans we wish to originate on reasonable terms, our profitability and growth prospects would be reduced.

We have conducted our operations under the “Brooke” brand name for over ten years and have developed significant brand name identity in our target markets. Brooke Corp. has granted us a license to use the “Brooke” name. Brooke Corp. and our affiliates, Brooke Franchise, Brooke Capital Advisors, Brooke Savings Bank and other subsidiaries of Brooke Corp. conduct their operations under the Brooke name. In the event circumstances involving one or more of these entities results in damage to the Brooke name or brand, it could damage our ability to attract or retain borrowers, collateral preservation providers or funding institutions. It could also damage our ability to obtain or maintain the ratings we have in connection with our asset backed securities. These circumstances and others relating to the “Brooke” name or brand could result in a decrease in the number of loans we originate and a decrease in our profitability.

We may be required to repurchase loans sold with recourse or make payments on guarantees. In the event we are required to repurchase a loan of low quality, it may increase our exposure to credit losses. In the event a repurchased loan goes into default and we are unable to recover the full amount of the loan, we may experience credit losses which could decrease the value of our assets and the net income and cash available to us.

In some instances, we have sold loans to investors with full or partial recourse. For example, we may be obligated to repurchase a loan that is underperforming and for which the collateral values upon liquidation would not be sufficient to cover the balance of our loan. In the event of liquidation, we could suffer a credit loss which would decrease the value of our assets and the net income and cash available to us. Likewise, if we have guaranteed the performance of a loan we have sold to a third party, in the event of default under such a recourse loan, we may be required to pay the third party all or a part of the principal amount of such loan not recovered through the liquidation of the assets securing the loan. In the event we are required to make payments to a third party on a recourse loan, we could suffer a credit loss which would decrease the value of our assets and the net income and cash available to us.

We will be adversely affected if we do not have alternative sources of funds to repay our obligations as they mature.

Loans made by us are usually amortized for a period of between twelve years and fifteen years. We have funded a portion of our loan portfolio with funding facilities which will require all or partial repayment by us prior to the time that loans made by us are scheduled to be repaid, and we will be adversely affected if we do not have alternative sources of funds to repay these obligations as they mature. For example, we have funded certain of our loans through a warehouse facility that matures in 2009. In the event we are unable to find permanent financing for the loans in this warehouse facility or refinance this warehouse obligation on or prior to its maturity, we could be declared in default under the terms of the loan documents. As a result of the default, our cost of funds could increase and our cash flows from the facility could be reduced. In addition, a default under our obligations to the warehouse lender would constitute an event of default under certain other obligations we have outstanding which could result in the acceleration of such obligations. We may not be able to these other obligations if accelerated. Furthermore, a default in our obligations to our warehouse lender may cause other funding sources to cease financing our lending activities which would inhibit our growth.

We are dependent on key personnel, particularly the services of Michael S. Lowry. If Mr. Lowry were to separate from service with us for any reason, our funding sources, rating agency and collateral preservation providers could become uncertain as to our prospects and could take actions adverse to us.

We are dependent upon the continued services of senior management, particularly the services of Michael S. Lowry. Mr. Lowry’s expertise and leadership have been instrument in our growth and profitability. The loss of the services of any key personnel, by termination, death or disability, or our inability to identify, hire and retain other highly qualified personnel in the future, could cause our funding sources, rating agency and collateral preservation providers to become uncertain as to our prospects and cause them to decide to withhold additional funding, downgrade or withhold a rating of our asset-backed securities, or refuse to provide additional collateral preservation services. The terms of certain of our financings provide for an event of default if Michael Lowry or other named senior managers are not replaced in a specified period of time following a separation in service which could result in the assessment of default interest, loan acceleration and the obligation to repay such financings prior to maturity. We may be required to pay more for the services of replacement management than our current senior management receives. We currently do not maintain key employee insurance with respect to any of our officers or employees.

With our method of funding our loans, our leverage may increase.

If we fund more of our loans with our cash or warehouse facilities that do not qualify as true sales pursuant to the criteria established by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, our current liabilities will increase. Our network of participating lenders and other business partners may become uncomfortable with such an increase in current liabilities and may cease funding our lending activities or cease funding them on favorable terms. As a result, we may not be able to sell loans we originate on terms acceptable to us or at all, which could hinder our ability to make the number of loans we desire and reduce the profitability of the loans we originate.

Because a significant part of our loans and insurance-related revenues derive from operations located in five states, our business may be adversely affected by conditions in these states.

A substantial portion of our loans is derived from operations located in the states of Florida, Texas, California, Kansas, and Missouri. Our revenues and profitability are affected by the prevailing regulatory, economic, demographic, weather, competitive, industry and other conditions in these states. Changes in any of these conditions could make it more costly or difficult for us to conduct our business. Adverse regulatory or industry developments in these states, which could include fundamental changes to the design or implementation of the insurance regulatory framework, could have a material adverse effect on our results of operations and financial condition. For example, our MGA loan opportunities in Florida have increased due to legislation giving certain insurance companies access to additional surplus on favorable terms through a surplus matching program. The access to additional surplus is contingent upon the insurance company receiving a certain level of new capital. Managing general agents that own or are affiliated with insurance companies in Florida have obtained loans from us to finance these capital injections. If this surplus matching program is discontinued or limited, we could experience fewer MGA lending opportunities in Florida and fewer MGA loan originations.

Our network may be vulnerable to security breaches and inappropriate use by Internet users, which could disrupt or deter future use of our services.

Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services. Our failure to successfully prevent security breaches could significantly harm our business, reputation and results of operations and could expose us to lawsuits by state and federal consumer protection agencies, by governmental authorities in the jurisdictions in which we operate, and by consumers. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including personal customer data, cause interruptions in our operations or damage our brand and reputation. A breach of our security measures could involve the disclosure of personally identifiable information and could expose us to a material risk of litigation, liability or governmental enforcement proceedings. We cannot assure you that our financial systems and other technology resources are completely secure from security breaches, password lapses or sabotage, and we have occasionally experienced attempts at “hacking.” We may be required to incur significant additional costs to protect against security breaches or to alleviate problems caused by any of these types of breaches. Any well publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which could have a detrimental impact on our business. Furthermore, computer viruses may affect our ability to provide our services and adversely affect our revenues. Moreover, if a computer virus affecting our system were highly publicized, our reputation could be significantly damaged, resulting in the loss of current and future customers.

Our management, facilities and labor force may be insufficient to accommodate expected growth. If this happens, we could be required to limit its growth or risk originating loans of lower quality.

If we grow more quickly than anticipated, our management, facilities and labor force may become insufficient to accommodate our expected growth. For example, if we were unable to identify a sufficient number of quality loan underwriters or credit review professionals to accommodate increased loan originations, we could be required to limit the number of loans it originations or risk originating loans of lower quality. Also, although we have safeguards for emergencies and have arranged for back-up facilities to process information if the processing center in Phillipsburg, Kansas is not functioning, the occurrence of a major catastrophic event or other system failure could interrupt document processing or result in the loss of stored data.

If we fail to effectively manage our growth, our financial results could be adversely affected.

We believe that the success of a commercial finance business like ours depends on our ability to increase our interest-earning assets while continuing to maintain disciplined origination and credit decision-making. To that end, during the year ended December 31, 2006, our loan portfolio grew to approximately $483 million, representing an annual growth rate in 2006 of approximately 74%. We must continue to refine and expand our marketing capabilities, our management procedures, our network of collateral preservation providers, our internal controls and procedures, our access to financing sources and our technology. As we grow, we must continue to hire, train, supervise and manage new employees. We may not be able to hire and train sufficient lending and administrative personnel or develop management and operating systems to manage our expansion effectively. For example, if we were not able to hire and train underwriters or credit review professionals that can effectively analyze and review credit risks associated with our lending programs, credit quality could suffer and loan losses could increase. Increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

We may not achieve the same levels of growth in revenues and profits in the future as we have in the past.

Our business has experienced rapid growth in loan originations. Our ability to continue to grow our business will be subject to a number of risks and uncertainties and will depend in large part on, among other factors: (i) finding new opportunities in our existing and new markets; (ii) hiring, training and retaining skilled managers and employees; (iii) expanding and improving the efficiency of our operations and systems; (iv) maintaining loan quality; (v) maintaining and growing our funding sources and funding network; (vi) growing and maintaining our network of loan sources; (vii) maintaining and growing our network of collateral preservation providers; and (viii) maintaining and attracting customers. Accordingly, we may not achieve the same levels of growth in revenues and profits as we have historically.

We expect to face increased competition in our business that may negatively impact our revenue, profitability and market position.

We expect the historical success of our company to attract others to our target markets who will strive to compete directly or indirectly against us. Some of these competitors may be larger and better capitalized. Increased competition may reduce demand for our products and limit the amount of revenues we report. Competitors may develop or offer more attractive or lower cost products and services than ours which could erode our customer base or cause us to decrease the rates we offer customers and thus our interest spreads.

Our debt instruments contain restrictive covenants and other requirements that may limit our business flexibility by imposing operating and financial restrictions on our operations.

Certain of the agreements we have governing indebtedness contain financial covenants that impose ratios, tests, and restrictions on us, such as maximum prepayment rate; a maximum loan loss rate; a minimum fixed charge coverage ratio; a maximum cash leverage ratio; and a maximum total leverage ratio. Some of our notes also contain other restrictions, including but not limited to: the incurrence of indebtedness and liens; restrictions on our reorganization, transfer and merger; the disposal of our properties other than in the ordinary course of business; entering into transactions with affiliates or into material agreements other than in the ordinary course of business; entering into pledge and negative pledge agreements; and the declaration of dividends, except in limited circumstances. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants may prevent us from expanding our operations and executing our business strategy. In addition, a breach of any of these covenants, ratios or tests could result in a default under the agreements governing our indebtedness.

The cash flows we receive from the interests we retain in our securitizations could be delayed or reduced due to the requirements of the agreements we have signed, which could impair our ability to operate.

We retain a subordinate interest in our asset backed securitization transactions. As a result, our receipt of future cash flows is governed by provisions that control the distribution of cash flows from the loans underlying our asset backed securities. In some circumstances, cash flows from the underlying loans must be used to reduce the outstanding balance of the senior notes issued in the term debt transactions and are not available to us until the full principal balance of the senior notes has been repaid. On a monthly basis, cash flows from the underlying loans in our securitizations must first be used to pay the interest on the senior notes, expenses of the term debt transaction and to maintain certain required reserves. Poor performance of a pool of loans we securitize could reduce or delay future cash flows and therefore could restrict the cash we have available to conduct our operations.

When we sell loans classified as a true sale pursuant to the criteria established by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” we record a retained interest and/or servicing asset on our balance sheet. The amount we record is determined based upon certain assumptions made by management. If these assumptions are materially inaccurate, we may be required to write down these assets.

Subsequent to the initial calculation of the fair value of retained interest and servicing assets, we utilize a fair market calculation methodology to determine their ongoing fair market value. Ongoing fair value is calculated using the then current outstanding principal of the transferred notes receivable and the outstanding balances due unaffiliated purchasers, which are reflective of credit losses and prepayments prior to the fair value recalculation. The rates of write down of the retained interest are based on the current interest revenue stream. This revenue stream is based on the loan balances at the date the impairment test is completed, which will include actual prepayments on loans and any credit losses for those loans. If the assumptions used by management in the initial recording of the retained interest or servicing asset prove to be materially inaccurate, the future fair value of the retained interest or servicing asset may be less than originally expected resulting in an impairment loss. Impairment is evaluated and measured annually. For example, we recorded an impairment loss of $329,000 for the year ended December 31, 2006, which is included in Other income on our Consolidated Statements of Operations. As an additional example, as a result of a change in our discount rate assumption, we recorded an unrealized loss, net of taxes, of $91,000 on the retained interest for the year ended December 31, 2005.

Most of the loans we make are to privately-owned small and medium-sized companies, which present a greater risk of loss than loans to larger companies.

Our portfolio consists primarily of commercial loans to small and medium-sized, privately owned businesses. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. These financial challenges may make it difficult for our borrowers to make scheduled payments of interest or principal on our loans. Accordingly, advances made to these types of borrowers entail higher risks than advances made to companies who are able to access traditional credit sources.

The collateral securing a loan may not be sufficient to protect us from a partial or complete loss if the loan becomes non-performing, and we are required to foreclose.

While most of our loans are secured by a lien on specified collateral of the borrower, there is no assurance that the collateral securing any particular loan will protect us from suffering a partial or complete loss if the loan becomes non-performing and we move to foreclose on the collateral. The collateral securing our loans is subject to inherent risks that may limit our ability to recover the principal of a non-performing loan. Listed below are some of the risks that may affect the value of different types of collateral in which we typically take a security interest.

•	our valuation of the collateral at the time we made the loan was not accurate;

•	there is a reduction in the demand for a borrower’s products or services;

•

the value of the collateral decreases due to loss of key customers, key employees or producers, changes in market or industry conditions (including the softening insurance market environment), borrower actions, ineffective or poor management, increased competition or other reason; and

•	the failure of the borrower to adequately maintain existing or recruit new customers;

Our insurance agency and managing general agency loans are not generally secured by tangible assets. Furthermore, our funeral home loans are generally not fully secured by tangible assets. Consequently, if any of these loans becomes non-performing, we could suffer a loss of some or all of our value in the loan. Our lending involves lending money to a borrower based primarily on the expected cash flow, profitability and enterprise value of a borrower rather than on the value of its tangible assets. Thus, if one of our loans becomes non-performing, our primary recourse to recover some or all of the principal of our loan would be to force the sale of the entire company as a going concern. The risks inherent in our type of lending include, among other things, the following:

•	reduced use of or demand for the borrower’s products or services and, thus, reduced cash flow of the borrower to service the loan as well as reduced value of the borrower as a going concern;

•	poor accounting systems of the borrower which adversely affect our ability to accurately predict the borrower’s cash flows;

•	economic downturns, political events and changes, regulatory changes, litigation that affects the borrower’s business, financial condition and prospects; and

•	poor management performance.

Additionally, many of our borrowers use the proceeds of our loans to make acquisitions. Poorly executed or poorly conceived acquisitions can tax management, systems and the operations of the existing business, causing a decline in both the borrower’s cash flow as well as the value of its business as a going concern. In addition, many acquisitions involve new management teams taking over control of a business. These new management teams may fail to execute at the same level as the former management team, which could reduce the cash flow of the borrower to service the loan as well as reduce the value of the borrower as a going concern.

We may incur lender liability as a result of our lending activities which could result in significant defense costs and possible judgments against us.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We may be subject to allegations of lender liability. We cannot assure you that these claims will not arise or that we will not be subject to significant defense costs and liability if a claim of this type did arise.

Some of our borrowers require licenses, permits and other governmental authorizations to operate their businesses, which licenses, permits or authorizations may be revoked or modified by federal, state and local governmental authorities. Any revocation or modification could impair the borrower’s ability to conduct business, generate cash flows necessary to repay obligations to us, and reduce the value of collateral securing our loan. As a result, a loss of the necessary licenses, permits and authorization could with respect to loans where we have retained credit exposure result in a credit loss which could reduce our revenues, cash flow and net income.

Our borrowers are required to have permits and/or licenses from various governmental authorities to operate their businesses. These governmental authorities may revoke or modify such licenses or permits if a borrower is found in violation of any regulation to which it is subject. In addition, these licenses may be subject to modification by order of governmental authorities or periodic renewal requirements. The loss of a permit, whether by termination, modification or failure to renew, could impair the borrower’s ability to continue to operate its business in the manner in which it was operated when we made our loan to it, which could impair the borrower’s ability to generate cash flows necessary to service our loan or repay indebtedness upon maturity, either of which outcomes would reduce our revenues, cash flow and net income.

Our loans to foreign borrowers may involve significant risks in addition to the risks inherent in loans to U.S. borrowers.

As of December 31, 2006, approximately $11 million of our on balance sheet loan portfolio are balances of Canadian borrowers. These loans may expose us to risks not typically associated with loans to U.S. borrowers. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. For example, to the extent that any of our loans are denominated in foreign currency, they will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We do not currently employ hedging techniques to minimize these risks. Therefore, a movement of exchange rates against us could result in an increase in the costs of funds to us and, therefore, a reduction in our profits on these loans.

Many of our borrowers are captive insurance agents, and therefore, are dependent on the continued success, competitiveness, credit quality and financial condition of the captive carrier they represent. If the captive carrier’s success, competitiveness, credit quality or financial condition deteriorates, it may inhibit our captive borrowers’ ability to sell policies and earn commissions, which could affect their ability to pay their obligations to us.

Many of our borrowers are captive agents and therefore represent primarily one insurance carrier and derive revenues from commissions paid by primarily one carrier. If this carrier’s products become uncompetitive, the carrier is subject to negative publicity, the carrier experiences regulatory concerns, the commission rate the carrier pays its agents is reduced, the premiums charged to the carriers customers is reduced and correspondingly the commissions based on such premiums are reduced, the rating of the carrier is lowered, or the carrier otherwise experiences a material adverse condition or event, our borrower may likewise experience a reduction in revenues. A reduction in these borrowers’ revenues could affect their ability to repay us, which in turn could result in increased credit losses. Increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

Efforts to comply with the Sarbanes-Oxley Act will involve significant expenditures; non-compliance with the Sarbanes-Oxley Act may adversely affect us. We may not be able to accurately report our financial results or prevent fraud if we fail to maintain an effective system of internal controls over financial reporting.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 and rules subsequently implemented by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. require changes to some of our accounting and corporate governance practices, including the requirement that we issue a report on our internal controls as required by Section 404 of the Sarbanes-Oxley Act. We expect to be required to comply with Section 404 of the Sarbanes-Oxley Act with respect to the year ended December 31, 2007. We expect these rules and regulations to increase our accounting, legal and other costs, and to make some activities more difficult, time consuming and/or costly. Much of the accounting, legal and other costs associated with the Section 404 compliance are currently covered by the administrative services agreement we have with Brooke Corp. However, if these costs are not covered by future administrative services arrangements, the increased expenses could reduce our income. Furthermore, in the event that we are unable to maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, we may, among other consequences, lose the confidence of investors, be de-listed from the exchange we are trading on, be subject to shareholder action, and/or be subject to fines and penalties. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports, effectively prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results will be harmed.

We have transferred a significant amount of assets and liabilities off balance in reliance on Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” In the event transfer of such assets and liabilities is subsequently determined to be inappropriate under SFAS 140, or if SFAS 140 is amended, our current off-balance sheet assets and liabilities could be required to be consolidated in our financial statements.

In the ordinary course of business, we sell our loans to special purpose entities. Some of these sale transactions are classified as true sales pursuant to FASB Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). Transactions involving sales of assets classified as true sales under SFAS 140 have historically been subject to significant scrutiny by the Securities and Exchange Commission and have been an area of debate with the FASB. In August 2005, the FASB issued an exposure draft which proposes amendments to SFAS 140. This exposure draft seeks to clarify the derecognition requirements for financial assets and the initial measurement of interests related to transferred financial assets. During July 2006, the FASB continued re-deliberations on the August 2005 revised exposure draft. We have transferred a significant amount of assets and liabilities off balance in reliance on SFAS 140. In the event our transfer of such assets and liabilities is subsequently determined to be inappropriate under SFAS 140, or SFAS 140 is amended based on the provisions of the exposure draft, our current off-balance sheet liabilities could be required to be consolidated in our financial statements. In addition, if we were required to fund our loans with financings that do not qualify as true sales pursuant to the criteria established by SFAS 140, our current liabilities would increase. Our network of participating lenders and other business partners may become uncomfortable with such an increase in current liabilities. As a result, we may not be able to sell loans we originate on terms acceptable to us or at all, which could hinder our ability to make the number of loans we desire and reduce the profitability of the loans we originate.

Risks Related to this Offering and Ownership of Our Stock

The price of our common stock may fluctuate significantly, which may make it difficult for shareholders to resell common stock when they want or at a price they find attractive.

We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	actual or anticipated changes in the dividends we pay on our common stock;

•	recommendations by securities analysts;

•	changes in interest rates and other general economic conditions;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•	relatively low trading volume.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Brooke Corp. is able to exert significant control over us and may act in a manner that is adverse to our other stockholders’ interests.

Brooke Corp. beneficially owns approximately 62% of our outstanding common stock. If certain adjusted earnings targets are met in 2007 and 2008, and assuming that no warrants or options are exercised and no additional shares of common stock are otherwise issued, Brooke Corp. will beneficially own approximately 68% of our then outstanding common stock. As a result, Brooke Corp. is able to exert significant influence over:

•	subject to the terms of the voting agreement entered into in connection with the consummation of the merger, the nomination, election and removal of our board of directors;

•	the adoption of amendments to our charter documents;

•	our management and policies; and

•	the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

Brooke Corp.’s interests may conflict with the interests of other holders of our common stock and it may take actions affecting us with which other stockholders may disagree. For example, in order to retain control, Brooke Corp. may decide not to enter into a transaction in which our stockholders would receive consideration for their shares that is much higher than the cost of their investment in our common stock or than the then current market price of our common stock.

We do not currently intend to pay dividends, which may limit the return on your investment in us.

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

We caution you that this prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that act. Among other things, these statements relate to our financial condition, results of operations and business. These forward-looking statements are generally identified by the words or phrases “would be,” “will allow,” “expect to,” “intend to,” “will continue,” “is anticipated,” “estimate,” “plan,” “may,” “believe,” “implement,” “build,” “project” or similar expressions and references to strategies or plans.

While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons. These risks and uncertainties are discussed in more detail under “Risk Factors” in this prospectus and include, but are not limited to:

•	Our borrowers’ financial performance may adversely affect their ability to repay amounts due to us;

•	Our financial condition could be adversely affected if we are unable to fund our loans through sales to third parties;

•	We may not be able to secure the lines of credit and additional sources of funding necessary to accommodate our growth;

•	We make certain assumptions regarding the profitability of our securitizations, loan participations, warehouse lines of credit and other funding vehicles which may not prove to be accurate;

•	The value of the collateral securing our loans may be adversely affected by our borrowers’ actions;

•

Potential litigation and regulatory proceedings regarding commissions, fees, contingency payments, profit sharing and other compensation paid to brokers or agents could materially adversely affect our financial condition;

•	We may be required to repurchase loans sold with recourse or make payments on guarantees;

•	We are dependent on key personnel;

•	Efforts to comply with the Sarbanes-Oxley Act will entail significant expenditures; non-compliance with the Sarbanes-Oxley Act may adversely affect us;

•	We may not be able to accurately report our financial results or prevent fraud if we fail to maintain an effective system of internal controls over financial reporting;

•	We compete in highly regulated industries, which may result in increased expenses or restrictions in our operations; and

•

Changes in economic, political and regulatory environments, governmental policies, laws and regulations, including changes in accounting policies and standards and taxation requirements (such as new tax laws and new or revised tax law interpretations) could materially adversely affect our operations and financial condition.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us.

USE OF PROCEEDS

Assuming that all of the warrants that we issued were exercised, we expect to receive approximately $85,751,660. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. However, there is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $5.00 per share.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

DESCRIPTION OF THE WARRANTS

A complete description of the terms of the warrants is set forth in the Warrant Agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. The form of Warrant Agreement and the form of certificate for the warrants are attached as Exhibits 4.3 and 4.2, respectively, and incorporated by reference herein. The following description of the warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Each warrant allows its holder to purchase one fully paid and non-assessable share of our common stock at the price of $5.00 per share. The warrants expire on July 11, 2009 at 5:00 p.m. New York City local time. We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrantholder, and if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have agreed to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants, under the terms of the warrant agreement. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Morgan Joseph & Co., Inc., who acted as the representative to the underwriters in connection with our initial public offering, holds an option to purchase up to 720,000 units at a purchase price of $7.50 per unit. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.70. If the option is exercised in full, we would receive gross proceeds of $5,400,000 and issue an additional 720,000 units consisting of 720,000 shares of our common stock and 1,440,000 warrants. If all of these warrants are exercised, we would issue an additional 1,440,000 shares of our common stock and receive additional gross proceeds of $8,208,000. The underwriter’s option expires on July 11, 2009.

EXPERTS

The financial statements incorporated by reference herein from our Current Report on Form 8-K filed July 23, 2007 have been audited and reported on as follows:

The financial statements of Oakmont Acquisition Corp. as of December 31, 2005 and for the period from April 15, 2005 (inception) to December 31, 2005 have been audited by Goldstein Golub Kessler LLP, to the extent and for the period set forth in their report. Such financial statements have been so incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

The financial statements of Oakmont Acquisition Corp. as of December 31, 2006 and for the year ended December 31, 2006 have been audited by Freedman & Goldberg, PLLC, as indicated in their report with respect thereto. Such financial statements have been so incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

The financial statements of Former Brooke Credit as of December 31, 2006, 2005 and 2004 have been audited by Summers, Spencer & Callison, CPAs, Chartered, independent auditors, as indicated in their report with respect thereto. Such financial statements have been so incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Winston & Strawn LLP will pass upon certain matters regarding the validity of the shares of common stock being offered in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a post-effective amendment on Form S-3 to Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information maybe examined without charge at the Public Reference Section of the SEC, 100 F. St. N.E., Washington, D.C. 20549 or on the Internet athttp://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates information and documents by reference that are not presented in or delivered with it. This means that we have disclosed important business, financial, and other information by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus. The following documents filed by the registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a) The registrant’s Current Report on Form 8-K filed on July 23, 2007, reporting, among other things, the termination of its status as a shell company;

(b) The registrant’s Annual Report on Form 10-KSB filed on March 14, 2007 (and amendments thereto), pursuant to Sections 13(a) or 15(d) of the 1934 Act;

(c) The registrant’s Quarterly Report on Form 10-QSB (and amendments thereto) for the three-month period ended March 31, 2007, the registrant’s Quarterly Report on Form 10-Q (and amendments thereto) for the six-month period ended June 30, 2007, and the registrant’s Quarterly Report on Form 10-Q (and amendments thereto) for the nine-month period ended September 30, 2007;

(d) The registrant’s Current Reports on Form 8-K, and amendments thereto, filed on November 6, 2007, November 2, 2007, October 3, 2007, October 2, 2007, September 6, 2007, August 13, 2007, August 3, 2007, July 18, 2007, July 17, 2007, July 12, 2007, July 11, 2007, July 10, 2007, June 27, 2007, May 4, 2007, May 3, 2007, April 17, 2007, March 14, 2007, February 9, 2007, February 8, 2007 and February 5, 2007; and

(e) The description of our common stock, par value $0.01 per share, contained in the section titled “Description of Securities,” from the registrant’s Current Report on Form 8-K/A, filed on November 7, 2007, including any amendment or report filed for the purpose of updating the description of our common stock.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, from the date hereof and prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. These filings are readily available on our website at http://www.brookecredit.com or you may request a copy of these filings at no cost by making written or oral request for copies to:

Brooke Credit Corporation

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

Attention: Anita F. Larson

Telephone: (913) 661-0123

BROOKE CREDIT CORPORATION

17,150,332 SHARES

COMMON STOCK

PROSPECTUS

                            , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with this offering.

Securities and Exchange Commission Registration Fee	$12,430.06	*
Accounting Fees and Expenses	$5,000.00
Printing and Engraving Expenses	$3,500.00
Legal Fees and Expenses	$50,000.00
Blue Sky Fees and Expenses (including Legal Fees and Expenses)	$5,000.00
Transfer Agent Fees and Expenses	$2,000.00
Miscellaneous	$10,000.00

Total	$87,930.06

* Already paid. See Explanatory Note following cover page of this Post-Effective Amendment No. 3 on Form S-3 to Form S-1

Item 15. Indemnification of Directors and Officers

Delaware General Corporation Law

We are incorporated under the laws of the State of Delaware. Our certificate of incorporation and by-laws provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the General Corporation Law of the State of Delaware provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

In addition, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation includes such a provision. As a result of this provision, our company and our stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to us. This provision does not, however, eliminate a director’s fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Directors’ and Officers’ Liability Insurance

We maintain directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or otherwise.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description

2.1+	Amended and Restated Agreement and Plan of Merger, dated as of April 30, 2007, by and among the Registrant, Brooke Credit Corporation and Brooke Corporation (filed as Annex A to the Registrant’s Definitive Proxy Statement filed July 10, 2007).

4.1+	Specimen Common Stock Certificate.

4.2+	Specimen Warrant Certificate.

4.3+	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

Exhibit No.	Description

5.1+	Opinion of McDermott Will & Emery.

23.1	Consent of Freedman & Goldberg, PLLC.

23.2	Consent of Goldstein Golub Kessler LLP.

23.3	Consent of Summers, Spencer & Callison, CPAs, Chartered.

23.4	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page in Part II).

+	Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on November 9, 2007.

BROOKE CREDIT CORPORATION

By:	/s/ MICHAEL S. LOWRY
Michael S. Lowry Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Brooke Credit Corporation, hereby severally constitute and appoint Michael S. Lowry and Anita F. Larson, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Brooke Credit Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL S. LOWRY Michael S. Lowry	Chief Executive Officer (principal executive officer) and Director	November 9, 2007

/s/ ANDREA BIELSKER Andrea Bielsker	Chief Financial Officer (principal accounting and financial officer)	November 9, 2007

/s/ ANITA F. LARSON Anita F. Larson	Chairman of the Board	November 9, 2007

/s/ LINDSAY OLSEN Lindsay Olsen	Director	November 9, 2007

/s/ KEITH E. BOUCHEY Keith E. Bouchey	Director	November 9, 2007

EXHIBIT INDEX

Exhibit No.	Description

2.1+	Amended and Restated Agreement and Plan of Merger, dated as of April 30, 2007, by and among the Registrant, Brooke Credit Corporation and Brooke Corporation (filed as Annex A to the Registrant’s Definitive Proxy Statement filed July 10, 2007).

4.1+	Specimen Common Stock Certificate.

4.2+	Specimen Warrant Certificate.

4.3+	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

5.1+	Opinion of McDermott Will & Emery.

23.1	Consent of Freedman & Goldberg, PLLC.

23.2	Consent of Goldstein Golub Kessler LLP.

23.3	Consent of Summers, Spencer & Callison, CPAs, Chartered.

23.4	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page in Part II).

+	Previously filed.